                                                                   EXHIBIT 11.1

        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                      PERIOD     YEARS ENDED     THREE MONTHS
                                      ENDED     DECEMBER 31,   ENDED MARCH 31,
                                   DECEMBER 31, ------------- ------------------
                                       1993      1994   1995   1995     1996
                                   ------------ ------ ------ ------ -----------
                                                  (IN THOUSANDS)
Weighted average common shares
 outstanding.....................       10,236  10,278 10,320 10,320      37,364
                                   -----------  ------ ------ ------ -----------
Weighted average common stock
 equivalents:
  Stock options determined using
   the treasury stock method.....        4,652   4,652  4,652  4,652       6,593
  Convertible preferred stock....        6,179   6,179  6,179  6,179         --
                                   -----------  ------ ------ ------ -----------
    Total weighted average common
     stock equivalents
     outstanding.................       10,831  10,831 10,831 10,831       6,593
                                   -----------  ------ ------ ------ -----------
Shares used in net loss per share
 calculation.....................       21,067  21,109 21,151 21,151      43,957
                                   ===========  ====== ====== ====== ===========
Detailed calculation of shares
 issuable from the assumed
 exercise of stock options:
  Calculation of proceeds upon
   exercise of options:
    Number of stock options
     considered to be common
     stock equivalents(1)........        5,376                             7,335
    Weighted average exercise
     price.......................         3.50                              3.07
                                   -----------                       -----------
      Proceeds upon exercise of
       options...................  $    18,839                            22,540
                                   ===========                       ===========
  Calculation of shares that
   could be repurchased upon
   exercise of stock options:
    Proceeds upon exercise of op-
     tions.......................  $    18,839                            22,540
    Assumed fair market value
     (mid-range of the initial
     public offering price)......        26.00                             30.38
                                   -----------                       -----------
      Shares that could be repur-
       chased....................          724                               742
                                   ===========                       ===========
  Common stock equivalents for
   stock options using the
   treasury stock method.........        4,652                             6,593
                                   ===========                       ===========
Detailed calculation of shares
 issuable from the assumed
 conversion of convertible
 preferred stock:
  Convertible preferred stock
   considered to be common stock
   equivalents(1)................        6,179                               --
  Conversion ratio...............  one for one                       one for one
                                   -----------                       -----------
  Common stock equivalents for
   convertible preferred stock...  $     6,179                               --
                                   ===========                       ===========

- --------
(1) Pursuant to the requirements of the Securities and Exchange Commission, only stock options and convertible preferred stock issued in fiscal 1995 (twelve months immediately preceding the initial public offering date) are considered common stock equivalents. All issuances prior to 1995 are excluded from loss periods as their inclusion would be antidilutive.